Exhibit 99.1

Encision Reports First Fiscal Quarter Revenue Increases 30%

          BOULDER, Colo., July 26 /PRNewswire-FirstCall/ -- Encision Inc.(Amex: ECI), a medical device company with patented surgical technology emerging as a standard of care in minimally-invasive surgery, reported its financial results for its first fiscal quarter ended June 30, 2005.    Revenue for the first fiscal quarter ended June 30, 2005 of $2,289,000represented a 30 percent increase over prior fiscal year’s first fiscal quarter revenue of $1,763,000.  Net income of $19,000 or $.00 per share for the first fiscal quarter compares to a net loss of $(291,000) or $(.05) per share for last year’s first fiscal quarter.  Last year’s first quarter included a one-time expense of approximately $201,000 (including attorney and arbitrator fees) for resolution of an arbitration dispute with one of Encision’s distributors.  Gross Profit Margin for the first quarter of fiscal year 2006 was 60 percent as compared to 58 percent for the first quarter of fiscal year 2005.

           “I am pleased with our results for the first quarter,” said Jack Serino,President and CEO of Encision.  “Initiatives that we began in fiscal year 2005of substantial investments in our quality systems, product development and distribution were intended to increase customer satisfaction and retention while pursuing a more direct sales focus.  These initiatives are beginning to produce positive results.”

          Encision Inc. designs and manufactures innovative surgical devices that allow the surgeon to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM(R) Laparoscopic Instruments to improve electro surgery and reduce the chance for patient injury in minimally invasive surgery.

          In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements.  Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

          CONTACT:  Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

ENCISION INC.
Results of Operations
(Unaudited)

	Three Months Ended June 30,

	2005	2004

Net Revenue	$2,289,000	$1,763,000
Cost of Revenue	904,000	747,000
Gross Profit	1,385,000	1,016,000
Gross Margin	60.5%	57.6%
Operating Expenses	1,371,000	1,307,000
Operating Income (Loss)	14,000	(291,000)
Net Income (Loss)	$19,000	$(291,000)
Net Income (Loss) per Share	$.00	$(.05)

ENCISION INC.
Condensed Balance Sheets
(Unaudited)

	June 30,	June 30,
	2005	2004

Cash and Cash Equivalents	$1,115,000	$1,409,000
Current Assets	3,756,000	3,531,000
Total Assets	4,278,000	3,979,000
Current Liabilities	1,210,000	1,145,000
Shareholders’ Equity	3,068,000	2,823,000
Total Liabilities and Shareholders’ Equity	$4,278,000	$3,979,000

SOURCE  Encision Inc.
    -0-                             07/26/2005
    /CONTACT:  Marcia McHaffie of Encision Inc., +1-303-444-2600, mmchaffie@encision.com/
    /Web site:  http://www.encision.com /

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